CONFIDENTIAL TREATMENT REQUESTED UNDER
C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406.
[*****] INDICATES OMITTED MATERIAL THAT IS THE
SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST
FILED SEPARATELY WITH THE COMMISSION.
THE OMITTED MATERIAL HAS BEEN FILED
SEPARATELY WITH THE COMMISSION.
Exhibit 10.63
MASTER SITE AGREEMENT
between

and

MLA ID Number: _______________________

TABLE OF CONTENTS

1.	DEFINITIONS	2
2.	MASTER LEASE	2
3.	LEASING OF PREMISES	2
4.	USE	2
5.	PROVISION OF INFORMATION	2
6.	TERM	2
7.	FEES/AUDIT RIGHTS	2
8.	ACCESS	2
9.	UTILITIES	2
10.	FACILITIES	2
11.	IMPROVEMENTS AND CONSTRUCTION	2
12.	DETUNING	2
13.	GROUND LEASE AND EASEMENTS	2
14.	MPE COMPLIANCE	2
15.	INTERFERENCE	2
16.	TESTS AND INSPECTIONS	2
17.	TAXES	2
18.	WAIVER AND LESSOR’S LIEN	2
19.	DISCHARGE OF THIRD PARTY LIENS	2
20.	TERMINATION	2
21.	CASUALTY OR CONDEMNATION	2
22.	SURRENDER OF PREMISES; HOLDING OVER	2
23.	DEFAULT AND REMEDIES	2
24.	INDEMNITY	2
25.	INDEMNIFICATION PROCEDURE	2
26.	LIMITATION OF DAMAGES	2
27.	INSURANCE [SUBJECT TO REVIEW REGARDING INSURANCE COVERAGE.]	2
28.	WAIVER OF SUBROGATION	2
29.	ASSIGNMENT AND SUBLETTING	2
30.	QUIET ENJOYMENT	2
31.	COVENANTS	2
32.	REPAIRS	2
33.	HAZARDOUS SUBSTANCES	2
34.	SUBORDINATION	2
37.	MARKING AND LIGHTING REQUIREMENTS	2
38.	WAIVER OF JURY TRIAL	2
39.	DISPUTE RESOLUTION	2
40.	MISCELLANEOUS	2

Schedule 1	Fees
Exhibit A	Site Agreement
Exhibit B	Application Form
Exhibit C	Assignment
Exhibit D	Non-Disturbance Agreement
Non-Disturbance Agreement — Attachment 1 [metes and bounds legal description of secured property]
Exhibit E	Memorandum of Site Agreement
Memorandum of Site Agreement — Attachment 1 — Description of Land
Memorandum of Site Agreement — Attachment 2 — Description of Premises

MASTER SITE AGREEMENT
(Multiple Locations)
     This Master Site Agreement (“Agreement”) is entered into as of the ___day of _______, 200___(“Effective Date”), between ______, a ______, on behalf of itself and its Affiliates (collectively, “Sprint Nextel”) and ______, a ______, on behalf of itself and its Affiliates (collectively, “Newco”). Sprint Nextel and Newco may be referred to herein individually as a “party” or collectively as the “parties.”
BACKGROUND
     Sprint Nextel and Newco each have real property interests in or licenses to use towers, tanks or other improvements on Sites (as defined below) located throughout the United States and Puerto Rico.
     Sprint Nextel and Newco each wish to make their Sites available to the other party to this Agreement on the terms and conditions contained in this Agreement.
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. DEFINITIONS
     “Adjustment Date” is defined in Section 7(f).
     “Authorized Parties” is defined in Section 16(b).
     “Affiliate” means: with respect to Newco, any other Person directly or indirectly controlled by Newco and, with respect to Sprint Nextel, any other Person directly or indirectly controlled by Sprint Nextel. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Application Fee” [*****].
     “Antenna System” means a panel antenna with either a tower mounted radio with two cables or a tower top amplifier with 2 cables.
     “Basic Configuration” [*****].
     “CA” is defined in Section 3(iii).
     “CA Commencement Date” means the date that Lessee starts paying rent under its lease agreement with the Land Owner.
     “Claim” is defined in Section 25(a).
     “Closing Date” is the date that a closing occurs under a certain Transaction Agreement and Plan of Merger entered into by Sprint Nextel Corporation, Clearwire Corporation and others.
     “Confidential Information” means any information marked, noticed, or treated as confidential by a party that the party holds in confidence, including all trade secret, technical, business, or other information, including customer or client information, however communicated or disclosed, relating to past, present and future research, development and business activities, including specifically, the terms and conditions of this Agreement and any applicable SA or CA.
     “Damages” is defined in Section 24.
     “Easement” is defined in Section 8(a).
     “Encumbrances” is defined in Section 34(a).
     “Environmental Damages” means all claims, damages, losses, liabilities, costs, expenses, assessments, penalties, fines, judgments and reasonable attorneys’ fees, including those related to investigation of environmental conditions, cleanup, remediation, removal and restoration work required by any governmental authority with competent jurisdiction.
     “Event of Lessee Default” is defined in Section 23(a).
     “Event of Lessor Default” is defined in Section 23(c).
     “Environmental Law” means any administrative, judicial, legislative or other action, code, consent decree, directive, finding, judgment, order, ordinance, regulation, rule or statute relating to pollution or protection of the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Material Transportation Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Federal Insecticide Fungicide and Rodenticide Act and analogous federal, state or local law and all rules and regulations promulgated thereunder and as may be amended.
     “Existing Tower Agreement” means that certain Master Collocation Sublease Agreement, dated March 10, 2000, as amended by that certain First Amendment to Master Sublease Agreement dated December 31st, 2004, between Sprint Spectrum L.P. and Clearwire LLC, its parent affiliates and subsidiaries, whereby Clearwire Corporation and its Affiliates may elect to sublease tower space on Towers owned by Sprint Nextel or its Affiliates.
     “Facilities” is defined in Section 10.
     “FAA” means Federal Aviation Administration.
     “FCC” means Federal Communications Commission.
     “Fee” is defined in Section 7.
     “Fair Market Value or FMV” [*****].
     “Fully Allocated Cost or FAC” [*****].
     “Ground Lease” means document(s) or agreement(s) granting, evidencing or restricting Lessor’s rights and obligations with respect to a Site including, without limitation, lease, sublease, license or other use agreements, a copy of which (omitting financial terms if Lessor chooses) will be attached to each applicable SA.
     “Hazardous Substances” means and includes any substance, material, waste, constituent, pollutant, compound, chemical, natural or man-made element: (a) the presence of which requires investigation or remediation under any Environmental Law; or (b) that is defined as a “hazardous waste” or “hazardous substance” under any Environmental Law; or (c) that is toxic, explosive, corrosive, etiologic, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any governmental or quasi-governmental authority or subject to any Environmental Law.

     “Indemnified Party” is defined in Section 25(a).
     “Indemnifying Party” is defined in Section 25(a).
     “Inter-Company Site” is defined in Section 40(r).
     “Land Owner” means any party to a Ground Lease other than Lessor.
     “leases” or “leased” or “leasing” when used as a verb, includes applicable tenses of the verbs subleases, licenses or grants and are used whether Lessor owns, leases, subleases, licenses or has other rights to use a Site.
     “Lessee” means the party leasing a Site from the other party.
     “Lessor” means the party leasing a Site to the other party.
     “Midpoint or MP” means (FMV +FAC)/2 or as otherwise agreed to in writing between the parties.
     “Pass Through Fee” means, as to any Site subject to a Ground Lease, an amount equal to (a) any monthly increase in rent or other fees in excess of the amount listed in Schedule 1 or (b) any lump sum payments approved by Lessee regardless of amount approved that Lessor must pay to the owner or operator of the Property to obtain such owner’s or operator’s consent to a SA or CA.
     “Permit” means any certificate, permit, concession, consent, approval or other authorization required to use the Premises in the manner intended by Lessee.
     “Permitted Activities” is defined in Section 16(b).
     “Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.
     “Premises” means all or a portion of a Site that Lessee leases from Lessor, as more particularly described in the SA.
     “Preparation Fee” means any costs incurred by Lessor to prepare any improvements owned by Lessor on a Site for Lessee’s occupancy, including any structural alterations to a Tower.
     “Reimbursement Fee” means as to any Site where Lessor’s development costs exceeded $500,000, an amount to be paid by Lessee to reimburse Lessor for a portion of the excess development costs, as mutually agreed to by Lessor and Lessee in the SA or CA.
     “Repair Period” is defined in Section 21(a).
     “Site” means each parcel of Lessor’s owned, leased, subleased, licensed or otherwise used real property, including but not limited to a portion of tower, rooftop or other structure space, and all rights of pedestrian and vehicular ingress and egress, all or a portion of which Lessee leases from Lessor pursuant to this Agreement and an SA.
     “SA” means Site Agreement, the form of which is attached as Exhibit A.
     “SA Commencement Date” is defined in Section 6(b).
     “SA Effective Date” is defined in the SA.
     “SA Initial Term” is defined in Section 6(b).
     “SA Renewal Term” is defined in Section 6(b).

     “Tower” means, if applicable, Lessor’s structure on a Site on which Lessee will install and operate antennae and related portions of the Facilities including, without limitation, monopole, lattice or other tower type structures.
2. MASTER LEASE
     This Agreement sets forth the basic terms and conditions upon which each Site or portion thereof is leased by Lessor to Lessee. Upon the parties’ agreement as to the particular terms of any Site Agreement, the parties will execute and attach hereto a completed SA in the form attached hereto as Exhibit A, which is incorporated herein by this reference. The terms and conditions of any SA or CA will govern and control in the event of a discrepancy or inconsistency with the terms and conditions of this Agreement. However, for the avoidance of doubt, in the event that a subject is addressed in this Agreement and not in the SA or CA, then the terms in this Agreement will control.
3. LEASING OF PREMISES
     This Agreement is entered into by Sprint Nextel and Newco on their own behalf and on behalf of each Affiliate of such parties. No obligation is incurred or liability accepted by any Affiliate unless and until that Affiliate enters into an SA or a CA. Only the Affiliate executing an SA or a CA is responsible for the obligations and liabilities arising under that SA including, without limitation, the Fees. All communications and invoices by and from Lessor relating to an SA or CA must be directed to the Affiliate signing that SA or CA. A default by any Affiliate will not constitute or serve as a basis for a default by any other Affiliate.
     If Lessee is interested in receiving a lease with respect to a potential Site, the following procedures will be observed:
     (i) Lessee shall submit to Lessor an application for a Site Agreement in respect of the Site on a form to be mutually agreed to by the parties and attached to this Agreement as Exhibit B, together with the Application Fee. In lieu of paying an Application Fee, Lessee may elect to pay to Lessor a mutually agreeable amount to enable Lessor to hire temporary and/or a consulting staff to process applications for Site Agreements and other requests for additional installations for which an Application Fee must be paid by providing written notice to Lessor. Lessor will make its initial determination as to whether Lessee has elected to fund temporary and/or consulting staff within 60 days after the Effective Date. Thereafter, Lessee may change its election by providing 60 days prior written notice to Lessor.
     (ii) Lessor shall either approve or disapprove Lessee’s application in writing no later than 15 business days after the date of receipt of the application. Any disapproval must include the specific reasons for the disapproval. Lessor will not unreasonably withhold its approval of any application submitted by Lessee for an SA or a CA. The parties agree that it is reasonable for Lessor to disapprove an application if Lessor anticipates, in good faith, needing the proposed Premises for Lessor’s own use. If Lessor disapproves more than 50% of any applications submitted during any calendar quarter because Lessor anticipates needing the proposed Premises for its use, Lessor will refund to Lessee the Application Fees paid that calendar quarter for those disapproved applications (but not Application Fees for proposed Premises disapproved for other reasons.)
     (iii) Upon approval of Lessee’s application for a Site and Lessee obtains any consent or Ground Lease amendments (if any) described in subsection (iv) below, Lessor and Lessee shall sign the applicable SA, and, if Lessor’s interest in a Site was acquired through a Ground Lease, Lessor will provide Lessee with a redacted copy of the “Ground Lease” that will be attached to and made part of each affected SA as Exhibit 6. Lessor may elect to redact the economic terms of the Ground Lease. Lessor and Lessee each agree to review, process and execute SAs in a timely manner. If a Land Owner refuses to provide a required consent to Lessee, but the Land Owner is willing to lease the Premises directly to Lessee if Lessor will consent to such an alternative arrangement and Land Owner agrees that the entitlements released by Lessor and made available to Lessee will automatically revert back to Lessor on the original terms contained in the Ground Lease upon any termination of the lease between Land Owner and Lessee, Lessor and Lessee will enter into a Consent Acknowledgment (“CA”) in a form to be agreed upon between Lessor and Lessee and Lessee will pay to Lessor the Fee for the consent as described in Schedule 1.
     (iv) If a particular Ground Lease requires the Land Owner’s consent to the SA or the installation of the Facilities on a Site or if is necessary to obtain any Ground Lease amendment, Lessee will exercise commercially reasonable efforts to obtain such consent or amendment and deliver a copy of the consent or the proposed amendment to Lessor within 60 days after the date that the SA or CA is executed. If Lessee determines that it wants to obtain microwave installation rights at the Premises from a Land Owner, Lessor agrees to use commercially reasonable efforts to assist Lessee in obtaining such rights at the lowest cost possible. Any amendment to a Ground Lease must be reasonably acceptable to Lessor and must be in accordance with Lessor’s then existing leasing policies. Lessee may not execute any amendment to a Ground Lease on behalf of Lessor.
     (v) If the consent is not obtained during such time period, either Lessor or Lessee may terminate the SA by providing written notice to the other party prior to the date that the consent is obtained.
     (vi) Upon execution of a SA and subject to the terms and conditions of this Agreement, the SA for the particular Site and any applicable Ground Lease, Lessor leases to Lessee and Lessee leases from Lessor, the Premises and grants Lessee the right during the term to install and maintain transmission and utility wires, poles, cables, conduits and pipes on the Site including over, under or along a right-of-way extending from the nearest public right-of-way to the Premises; the Premises and right-of-way for access being substantially as described in Exhibits 1 and 2 annexed to and made part of each SA.
4. USE
     The Premises may be used by Lessee for any activity in connection with the provision of wireless communications services; provided, however, Lessee’s use must comply with the terms of any applicable Ground Lease. Lessee may operate the Facilities at any frequency for which Lessee or its Affiliates have all licenses required under applicable law and which may be permitted under any applicable Ground Lease and may at any time, subject to Sections 14 and Section 15 of this Agreement, and, if permitted under any applicable Ground Lease, Lessee may make changes to the frequency it operates on without Lessor’s consent as long as it is a change to a frequency(ies) for which Lessee or one of its Affiliates has been granted a license by the FCC (if such license is required under applicable law) or to a frequency(ies) Lessee or one of its Affiliates leases from any third party FCC license holder. Lessor agrees to reasonably cooperate with Lessee, at Lessee’s expense, in making application for and obtaining all licenses, permits and any and all other necessary approvals that may be required for Lessee’s intended use of the Premises. Lessee’s use of the Premises must substantially comply will all applicable laws.
5. PROVISION OF INFORMATION
     Upon request, Lessor will provide Lessee with all information that Lessor may have in its possession that may be helpful to Lessee in evaluating the usefulness of the Site for its purposes. Lessor agrees to cause each of its subsidiaries and managers at each Site to cooperate fully with Lessee and its agents for the purpose of making appropriate engineering and boundary surveys, inspections, soil tests borings, other reasonably necessary tests and constructing the Facilities including providing Lessee and its agents with vehicular and pedestrian access to the Sites and the opportunity to conduct testing at any Site, subject to reasonable limitations imposed by Lessor and any limitations contained in any applicable Ground Lease.
6. TERM
     (a) Agreement. The term of this Agreement is 10 years, commencing on the Effective Date. Notwithstanding the foregoing, this Agreement will remain in full force and effect beyond its scheduled expiration or termination date as to SAs and CAs executed prior to this Agreement’s expiration or termination for purposes of giving the SAs and CAs continuing effect until their respective expiration or termination. Unless mutually extended in writing, parties may not execute new SAs or CAs after the expiration or termination of this Agreement.
     (b) SA. The initial term of each SA (“SA Initial Term”) is 5 years, commencing on the first day of the first month after the earlier of (i) the date that Lessee starts construction at a Site or (ii) 180 days after the date that both parties have signed the SA, subject to up to a maximum 90 day extension of such commencement date if approved by Lessor in writing, such approval not to be unreasonably withheld (“SA Commencement Date”), unless otherwise terminated as provided in this Agreement, including any expiration or termination of the applicable Ground Lease. Lessor and Lessee will execute an amendment to the SA establishing the agreed upon SA Commencement Date. The term of each SA will automatically renew for 4 consecutive terms of 5 years each (each an “SA Renewal Term”), unless Lessee gives Lessor written notice of Lessee’s election not to renew not less than 90 days prior to the expiration of the SA Initial Term or any SA Renewal Term.
7. FEES/AUDIT RIGHTS
     (a) The monthly fee (the “Fee”) for various types of installations on the Premises is described in the attached Schedule 1 and will be noted in the SA or the CA and is based on the calculation of the Midpoint between FMV and FAC. For any type of installation not included in Schedule 1, Lessor and Lessee will negotiate in good faith an appropriate Fee and note the agreed upon Fee in the SA or the CA. If a Lessee provides backhaul capability at a Premises by installing microwave dishes, Lessor agrees to use the backhaul capability at the Premises if Lessor determines that it is commercially reasonable to do so. If Lessor elects to use such backhaul capability, the fees payable to the Lessee for Lessor’s backhaul usage will be guided by the Master Agreement for Network Services to be entered into between Newco and Sprint Communications Company, LP. The Fee for each Premises will be payable in advance without notice, demand, offset or deduction on or before the first day of the first month following the SA Commencement Date or the CA Commencement Date of the applicable SA and on or before the first day of each month thereafter during the SA Initial Term and any SA Renewal Term for a SA or while the lease entered into between Lessee and Land Owner is in effect for a CA. (“Payment Date”). Any Fee or other amount payable to Sprint Nextel or its Affiliates will be paid by electronic transfer or direct mail to Sprint Nextel at _______________________or such other address as may be directed by Sprint Nextel on 10 days prior written notice. Any Fee or other amount payable to Newco or its Affiliates will be paid by electronic transfer or direct mail to Newco at _______________________or such other address as may be directed by Newco on 10 days prior written notice.
     (b) The Fee will be prorated for any fractional month based on a thirty day month.
     (c) The Fee for all then existing Premises will increase annually on the anniversary of SA Commencement Date of the applicable SA or the CA Commencement Date for the applicable CA by an amount equal to [*****] of the Fee for the previous one-year period.
     (d) In addition to the Fee, the Lessee must pay to Lessor any applicable Pass Through Fee, Preparation Fee or Reimbursement Fee. Pass Through Fees must be paid to Lessor at the same time such fees are paid to the owner or operator under a Ground Lease. Preparation Fees or Reimbursement Fees, or both, must be paid prior to the date that Lessor commences the preparatory work. The amount of any Pass Through Fee, Preparation Fee and Reimbursement Fee will be noted in the SA or CA.
     (e) Sprint Nextel and Newco each agree to provide the other party, on request, reasonably detailed back-up documentation relating to costs included in Fees, Pass Through Fees, Preparation Fees, and Reimbursement Fees paid by it or its Affiliates to support the invoice for such fees. In addition, on reasonable advance notice, each party agrees to provide to the other Party access to its records relating to costs included in Fees, Pass Through Fees, Preparation Fees, and Reimbursement Fees paid by it or its Affiliates to enable the requesting party to audit the costs included in such fees. The audit will be conducted at a mutually convenient time at the offices of the party whose records are being audited. A party may not request more than one audit in any calendar year and the audit will be limited only to costs included in fees that were paid during the preceding 24 calendar month period. Except as provided below, each party is responsible for all costs and expenses that it incurs related to the audit. The auditing party must notify the other party in writing within ninety days after completion of the audit if the auditing party disputes the accuracy of any costs included in the audited fees. If the auditing party timely disputes any costs included in such fees, the audited party must pay any portion of the disputed costs that the auditing party agrees were incorrectly included in such fees within 30 days after receipt of notice from the auditing party. If the parties are unable to agree on whether any costs were incorrectly included in such fees, either party may exercise any right or remedy available to it at law or equity. If Lessee’s audit discloses that the Fees, Pass Through Fees and Reimbursement Fees paid by Lessee are inaccurate, the appropriate party must pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days following such determination. If Lessee has been overcharged by ten percent (10%) or greater for any period, then Lessor shall pay to Lessee, upon demand, the reasonable costs of the audit incurred by Lessee, in addition to the overcharges previously paid by Lessee.
     (f) The initial monthly Fee is the Midpoint between Fair Market Value for the types of installations that a Lessee may install at a Site and the Lessee’s Fully Allocated Cost or as otherwise mutually agreed to by the parties. On each anniversary of the Closing Date, the parties will reevaluate in good faith whether the Fees on Schedule 1 are still accurate or whether the Fees should be adjusted. If the parties are unable to agree on the Fees to be paid, including any adjustment to the Fees, the dispute will be resolved as provided in Section 39 of this Agreement. Any adjustment to the Fees will be effective as of the date that the parties agree to an adjustment or an adjustment is established as provided in Section 39 of this Agreement (“Adjustment Date”) and will only apply to Premises leased by a party on or after the Adjustment Date.
8. ACCESS
     (a) If permitted under any applicable Ground Lease, Lessee, Lessee’s employees, agents, subcontractors, lenders and invitees will have unescorted access to the Site and the Premises without notice to Lessor twenty-four (24) hours a day, seven (7) days a week, at no charge. If Lessor is responsible for snow removal under any applicable Ground Lease; Lessor will only be obligated to remove snow from an access road upon 24 hours prior written request from Lessee. Lessor grants to Lessee, its agents, employees, contractors, guests and invitees, a non-exclusive right and easement (“Easement”) for pedestrian and vehicular ingress and egress described in the SA.
     (b) If Lessor is responsible for maintenance under any applicable Ground Lease and unless otherwise specified in the SA, Lessor will maintain all access roadways from the nearest public roadway to the Premises in a manner sufficient to allow pedestrian and vehicular access at all times at Lessor’s sole expense, except for any damage caused by Lessee’s use.
     (c) If permitted under any applicable Ground Lease, Lessee, at its expense, may use appropriate means of restricting access to the Facilities other than Tower attachments, provided that Lessor will have access to the Site and any Tower attachments at all times. Lessee shall have free access to the Tower, if applicable at a Site, at all times for the purpose of installing and maintaining its equipment, subject to terms and conditions of any applicable Ground Lease. Lessor shall furnish Lessee with necessary means of access for the purpose of ingress and egress to the Tower location. Only authorized engineers, employees or properly authorized contractors of Lessee or persons under their direct supervision will be permitted to access a Tower.
9. UTILITIES
     (a) Lessee’s Rights. If permitted under the terms of any applicable Ground Lease, Lessee has the right, at its sole cost and expense, to obtain electrical, telephone or other utility service from any applicable utility provider that provides service to the Premises. Lessee may arrange for the installation of a separate meter and main breaker, subject to Lessor’s right (and the Land Owner’s right, if required under the Ground Lease) to approve the exact location of proposed utility routes and the manner of installation. Lessee will pay for all utility services utilized by Lessee in the operation of the Facilities. Lessor has no right to prevent utilities installations, except Lessor does have the right to approve the route and the manner of installation so long as approval is not unreasonably withheld, conditioned or delayed and Lessee may be required to obtain Land Owner’s consent under any applicable Ground Lease. If Lessee wants to install a permanent power generator or other alternative permanent back up power source at available space at any Site, Lessee will submit to Lessor an application for installation and pay an Application Fee (unless Lessee has elected to fund payment for processing applications as provided in Section 3(i) of this

Agreement). Within 15 days after submittal, Lessor must notify Lessee of its approval or disapproval of the application. Lessee will be allowed to install the permanent generator or other permanent power source unless prohibited by an applicable Ground Lease or Lessor reasonably determines that it needs the space where the proposed permanent generator or power source would be located for Lessor’s own use. If there is a loss of power at a Site in which Lessee has not located a permanent generator, Lessee may, at its own expense and subject to space availability and applicable laws and if permitted under the Ground Lease, install and operate a temporary generator and fuel storage tank at the Site until power is restored without any obligation to pay additional fees, but Lessee must remove the temporary generator within a reasonable time after power is restored. Lessee may not install a permanent power generator or other alternative permanent back up power source (other than back up batteries) at a Site without Lessor’s prior written approval. Lessor must cooperate with Lessee, at Lessee’s expense, in Lessee’s effort to obtain utility services by signing any documents or easements as may be reasonably required by utility companies. Lessor also grants to Lessee the right to install and maintain wires, cables, conduits and pipes eitherwithin, over, under or along the Site as described in the applicable SA.
     At Lessee’s option and in cases where an existing generator is located at a Site and where technically feasible for both parties to utilize the generator and excess capacity is available, Lessee will pay Lessor theestimated capacity utilized by Lessee multiplied by Lessor’s monthly depreciation, if any, of the generator. Any costs incurred to integrate the generator with Lessee’s equipment will be paid by Lessee.
     In cases where a generator is not located at a Site and either Lessor or Lessee subsequently installs a generator, the non-installing party will have the option to share the generator with the installing party if technically feasible and excess capacity is available. The cost to the non-installing party will be based upon the estimated capacity utilized by the non-installing party multiplied by the monthly depreciation of the generator. Any costs incurred to integrate the generator with the non-installing party equipment will be paid by the non-installing party.
     At Lessee’s option and in cases where a Lessor owned portable generator is utilized at a site Lessee is located, Lessor will provide power to Lessee equipment, if technically feasible and excess capacity is available, at no cost to Lessee.
     (b) Additional Easements. If additional easements or other agreements are required by any utility company, Lessor will assist Lessee with obtaining them at Lessee’s expense. Lessee shall maintain any special electrical facilities it may require for Lessee’s use at its sole cost, risk and expense.
     (c) Use of Lessor Utilities. If Lessor has electrical service available at a Site and Lessee is prohibited due to costs, time for power delivery or other reasons from installing a separate meter and main breaker, unless prohibited by applicable laws or the Ground Lease, Lessee may utilize Lessor’s utility sources to operate the Facilities and will reimburse Lessor for Lessee’s actual usage at the rate(s) listed in Schedule 1 of this Agreement within 30 days following Lessee’s receipt of Lessor’s invoice accompanied by reasonable supporting documentation. Lessor and Lessee agree to cooperate in determining a method by which to measure or estimate Lessee’s usage if the usage is not capable of actual measurement. If the amount paid for utility service at any Premises is based on an estimate, on or before the Adjustment Date the parties will evaluate whether the fees for utility service on Schedule 1 are still accurate or need to be adjusted. If the parties are unable to agree on the fees to be paid for utility service, the dispute will be resolved as provided in Section 39 of this Agreement.
10. FACILITIES
     Upon execution of an SA or a CA and upon obtaining any consent that may be required under the Ground Lease, Lessee will have the right to erect, maintain, repair, replace, modify and operate on the applicable Premises only the communications facilities, air conditioned equipment shelters, cabinets, rooms, utility lines, transmission lines, electronic equipment, panel antennas, microwave dishes and applicable coaxial runs, transmitting and receiving antennas and supporting equipment, structures and connecting appurtenances thereto described in the Exhibits attached to the or CA (“Facilities”). Upon execution of an SA or a CA, Lessee may install on any Site the antennas/dishes, if any, described on the field drawings attached as Exhibit 1 to the applicable SA or CA and the equipment shelter/room/cabinets, if any, described on the field drawings attached as Exhibit 2 to the or CA and, subject to the provisions of Section 11 below, will be entitled to replace any thereof from time-to-time. In connection therewith, Lessee has the right to do all work necessary to prepare, maintain and alter the Premises for Lessee’s business operations and to install transmission lines connecting the antennas to the transmitters and receivers. All of Lessee’s construction and installation work will be performed at Lessee’s sole cost and expense and in a good and workmanlike manner. Title to the Facilities will be held exclusively by Lessee. All of the Facilities will remain Lessee’s exclusive personal property and are not fixtures. Lessee must remove all the Facilities at its sole expense on or before the expiration or earlier termination of each SA. Lessee will repair any damage to the Premises caused by the removal of the Facilities. All Facility installations and operations in connection with this Agreement by Lessee shall meet with all applicable rules and regulations of the FCC, FAA and codes and regulations of the municipality, county and state concerned. Under this Agreement, Lessor assumes no responsibility for the licensing, operation, and/or maintenance of Lessee’s equipment.
11. IMPROVEMENTS AND CONSTRUCTION
     (a) Requirements. Lessee will pay all costs and expenses to install, operate, repair, maintain, upgrade, replace and remove the Facilities at the Premises. Lessor will retain title to any structural improvements made to a Tower to accommodate Lessee’s use, whether made by Lessor or by Lessee (with Lessor’s written approval.) All initial and subsequent installation and alteration work will be performed in a good and workmanlike manner and will not adversely affect the structural integrity or maintenance of the Site or Tower.
     (b) Material Alterations. Lessee must obtain Lessor’s prior written consent to material alteration, addition or replacements to the Premises, which consent Lessor may withhold in its reasonable discretion. Lessee must request Lessor’s consent by submitting a written request describing in reasonable detail the proposed material alteration, addition or payment (unless Lessee has elected to fund payment for processing applications as provided in Section 3(i) of this Agreement). Subject to the terms of the Ground Lease, an alteration, addition or replacement that is not a material alteration does not require Lessor’s consent, but Lessee must provide prior written notification of the non-material alteration, addition or replacement. A material alteration is any alteration, addition or replacement that increases the size, weight, wind or structural loading on the Tower or that takes up more space than the Premises described in the SA or CA. It may also be necessary for Lessee to obtain the Land Owner’s consent under the Ground Lease to any alterations, additions or replacements to the Premises, including non-material alterations, additions or replacements or any subsequent conversion from a Basic Configuration using tower top amplifiers to a Basic Configuration using tower mounted radios or vice versa. All alterations, additions or replacements remain subject to all other provisions of this Agreement, including use and interference. If required by Lessor, Lessee will submit architectural or engineering plans and specifications for material alterations to Lessor, which will be deemed approved if no response is received from Lessor within fifteen (15) days, and which will be incorporated in each SA or CA as Exhibit 3 upon approval. If any applicable governmental entity changes its assumptions or requirements relating to wind loading in a manner that reduces the maximum permissible wind loading on the Tower and the Tower will not accommodate the addition of any additional equipment or antennas, Lessee may not utilize any of Lessee’s previously unused capacity on the Tower.
     (c) No Equipment Stacking. Each Premises is leased by Lessor exclusively to Lessee. Lessor may not stack equipment of any Person above the Facilities located on the ground space portion of the Premises without Lessee’s advance written consent, which consent Lessee may grant, withhold or condition in its sole discretion.
12. DETUNING
     (a) Lessor will be responsible, at its sole cost, for: (i) detuning the Tower to prevent distortion of any radio station antenna pattern broadcasting from or in proximity to the Premises; and (ii) maintaining the effectiveness of the detuning throughout the term of the SA. Any provision in this Agreement or the SA to the contrary notwithstanding, the SA Initial Term will not commence and no Fee will be due from Lessee until Lessor has completed the detuning.
     (b) If Lessor does not complete the detuning within 90 days following the SA Effective Date, Lessee will have the right to: (i) perform the detuning on Lessor’s behalf, with advance written notice to Lessor; or (ii) terminate the SA without further obligation or liability. If Lessee elects to perform the detuning, Lessor agrees to cooperate with Lessee and the owner or operator of the AM station to accomplish the detuning and Lessor will reimburse Lessee for all costs and expenses Lessee incurs within 30 days after receipt of Lessee’s invoice and reasonable supporting documentation. Whether Lessor or Lessee performs the detuning, Lessor will be solely responsible for maintaining and upgrading the detuning to the extent necessary to prevent distortion of the AM station.
13. GROUND LEASE AND EASEMENTS
     (a) Lessee and Lessor each agree to commit no act or omission which constitutes or which with the giving of notice or passage of time or both would constitute a default under any applicable Ground Lease.
     (b) The terms of this Agreement and any SA are subject to the terms and conditions of any applicable Ground Lease and to the extent of conflict, the terms and conditions contained in the Ground Lease will control. In several places in this Agreement, the parties have specifically indicated that a right granted to or an obligation imposed on a party is subject to the terms of any Ground Lease. These specific references were included to aid the party’s understanding of those provisions of the Agreement and are not meant to imply that only those provisions are subject to the terms of the Ground Lease.
     (c) Lessor agrees not to amend or modify any applicable Ground Lease in any manner which would materially and adversely affect Lessee’s use of the Premises; provided, however, this subsection does not limit Lessor’s right to terminate a Ground Lease or to elect not to renew a Ground Lease as provided in subsection 13(d).
     (d) If a Ground Lease expires or terminates, the SA relating to the applicable Site will simultaneously and automatically terminate without further liability of or to either party, except those obligations which are stated elsewhere as surviving any termination or expiration. Within 5 business days after Lessor determines that Lessor is not going to renew a Ground Lease, it is going to exercise a termination option contained in a Ground Lease, or Lessor receives notice of an early termination of or a default pertaining to the Ground Lease, Lessor will give Lessee written notice of such events. Lessor has no obligation to exercise any renewal option or to refrain from exercising any termination contained in a Ground Lease to enable Lessee to continue to occupy the Premises. If Lessee is not in default under more than ten percent (10%) of the SAs and CAs entered into by Lessee, Lessor must notify Lessee if Lessor determines that it does not want to renew a Ground Lease for property on which Lessee has a SA or if Lessor wishes to elect a termination option contained in such a Ground Lease. Lessee may elect to have Lessor assign that Ground Lease to Assignee using the form of Assignment attached hereto as Exhibit C if Lessee has obtained any required consent to the assignment of the Ground Lease. The notice to Lessee will indicate the date by which Lessee must notify Lessor of Lessee’s election, which date will be the earlier of (i) 60 days after Lessor notified Lessee of Lessor’s intention not to renew a Ground Lease or (ii) 5 days prior to the date that Lessor must notify Land Owner of Lessor’s election not renew or to terminate a Ground Lease.
14. MPE COMPLIANCE
     (a) Based upon information which will be supplied by Lessor prior to the execution of any SA or CA and included in the SA as Exhibit 5, Lessee will evaluate the possibility that the addition of the Facilities would cause the Site to exceed the FCC radiated power density maximum permissible exposure (“MPE”) limits for workers and the general public. Lessee will operate the Facilities in a manner that will not cause the Site to exceed the FCC specified MPE.
     (b) Subsequent to the installation of the Facilities, Lessor will not permit itself, its lessees or licensees to install new equipment on the Site or property contiguous thereto or controlled by Lessor, if that equipment is likely to cause the Site to exceed the MPE limits for the Site. The excess radiated power densities will be deemed a material breach by Lessor. In the event excess radiated power densities occur, Lessor agrees to take or to cause any subsequent lessee or licensee whose use of the Site results in the FCC-specified MPE limits being exceeded to promptly take all mitigating action necessary to eliminate the excess radiated power densities within thirty (30) days. In the event Lessor fails to comply with this Section 14, Lessee may terminate the affected SA or CA or pursue any other remedies available under this Agreement or the SA, at law or in equity, including injunctive relief.

15. INTERFERENCE
     (a) Interference by the Facilities. If the Facilities, in whole or part, causes measurable radio frequency interference to Lessor or other lessees or users of the Site operating as of the SA Commencement Date, Lessee will begin taking reasonable steps to correct and eliminate the interference as soon as practicable and no later than within 48 hours after receipt of written notice from Lessor. If the interference by Lessee cannot be eliminated within a reasonable length of time, not to exceed 5 days after Lessee’s receipt of Lessor’s notice, Lessee will cease operating the Facilities or that portion causing the interference; provided, however, Lessee may conduct brief tests to identify the cause of and to eliminate the interference. If the interference is not completely corrected and eliminated within 30 days after Lessee’s receipt of Lessor’s notice, Lessor may terminate the applicable SA by giving Lessee advance written notice, without any further obligation accruing to Lessee after such termination, except those obligations which are stated elsewhere as surviving any termination or expiration. Nothing in this Section or Agreement shall prejudice, diminish, limit or impair Lessee’s rights under applicable law, including, but not limited to, statutes, rules, regulations, ordinances, codes, directives, and orders, as well as FCC rules and regulations, to redress any interference independently of the terms of this Section or any provision of this Agreement.
     (b) Interference with the Facilities. If the operations or equipment of other lessees or users of a Site who: (i) commence operations after the applicable SA Commencement Date; or (ii) commenced operations before the applicable SA Commencement Date but modify their equipment or install new equipment after the SA Commencement Date, cause measurable radio frequency interference with the Facilities, Lessor will begin or cause the other lessee or user to begin to take all steps to correct and eliminate the interference as soon as practicable and no later than within 48 hours following receipt of written notice from Lessee. If the interference by the other lessee or user cannot be eliminated within a reasonable length of time, not to exceed 5 days after receipt of Lessee’s notice, Lessor will cause the other lessee or user to cease operating its equipment or that portion causing the interference; provided, however, the other lessee or user may conduct brief tests to identify the cause of and to eliminate the interference. If the interference is not completely corrected and eliminated within 30 days after receipt of Lessee’s notice, Lessee may terminate the applicable SA without further liability, except those obligations which are stated elsewhere as surviving any termination or expiration, by giving Lessor advance written notice. Lessor agrees that all agreements it enters into with other lessees or users of a Site will include provisions consistent with this Section 15.
16. TESTS AND INSPECTIONS
     (a) Pre-Installation Testing. Before starting installation of the Facilities at a Site, Lessee must evaluate whether the operation of the Facilities will interfere with the use of the Site by Lessor or other operators based upon written information supplied by Lessor and such other operators regarding their respective equipment, specifications and use. If practicable from an engineering standpoint, as mutually agreed to in writing by Lessor and Lessee, Lessee may conduct such an interference evaluation obligation simultaneously on multiple sites. Lessee must also comply with any additional interference or testing obligations contained in the Ground Lease. Before another lessee or user of a Site starts installation of equipment, Lessor agrees to cause the other lessee or user to perform adequate testing and evaluation for interference by or with operation of its equipment.
     (b) Tests and Inspections. Lessor consents and agrees that, subject to any restrictions contained in the Ground Lease, Lessee, its employees, authorized agents and contractors (individually and collectively, “Authorized Parties”) may enter upon a Site to conduct the following activities: boundary, as-built or other surveys; geotechnical soil borings and analyses; Phase I and, if applicable, Phase II environmental assessments; radio propagation studies; and other tests and inspections of the Site that Lessee deems reasonably necessary or desirable to determine the suitability of the Site for Lessee’s intended use (“Permitted Activities”). Lessee agrees to be responsible for all costs related to the Permitted Activities (including temporary installation, operation and removal of equipment required to carry out the Permitted Activities), to repair any damage to the Site and improvements caused by the Authorized Parties and to return the Site to substantially the condition it was before Lessee’s entry. Lessee also agrees to maintain all insurance coverages described in Section 27 during any period Permitted Activities are allowed.

17. TAXES
     If personal property taxes are assessed, Lessee will pay any portion of the taxes directly attributable to the Facilities located on a particular Site. Lessor will pay all real property taxes that it is required to pay under the Ground Lease (if applicable) or all taxes, assessments and deferred taxes on the Site if Lessor has a fee interest in the Site.
18. WAIVER AND LESSOR’S LIEN
     (a) Lessor waives any lien rights it may have concerning the Facilities which are deemed Lessee’s personal property and not fixtures and. subject to any restrictions contained in the Ground Lease, Lessee has the right to remove the same at any time without notice to or receipt of Lessor’s consent.
     (b) Lessor acknowledges that Lessee may enter into or has entered into a financing arrangement including promissory notes and financial and security agreements for the financing of the Facilities (the “Collateral”) with a third party financing entity (and may in the future enter into additional financing arrangements with other financing entities). In connection therewith, Lessor: (i) consents to the installation of the Collateral; (ii) disclaims any interest in the Collateral, as fixtures or otherwise, that it may have; and (iii) agrees that the Collateral will be exempt from execution, foreclosure, sale, levy, attachment or distress by Lessor for any fee due or to become due and, subject to any restrictions contained in the Ground Lease, that the Collateral may be removed at any time without recourse to legal proceedings.
19. DISCHARGE OF THIRD PARTY LIENS
     (a) If any valid lien is filed against a Site as a result of the acts or omissions of Lessee or Lessee’s employees, agents or contractors, Lessee must discharge the lien or bond the lien off within 30 days after Lessee receives written notice from Lessor or others that the lien has been filed or any shorter period that may be provided for in a Ground Lease.
     (b) If Lessee fails to discharge or bond any valid lien within the 30-day period (or any shorter period provided for in a Ground Lease), then, in addition to any other right or remedy of Lessor, Lessor may, at Lessor’s election, discharge the lien by either paying the amount claimed to be due or obtaining the discharge by deposit with a court or a title company or by bonding. Within 30 days following Lessee’s receipt of Lessor’s written demand, Lessee will pay Lessor all amounts actually paid by Lessor for the discharge or satisfaction of any valid lien and all reasonable attorneys’ fees and other legal expenses of Lessor incurred in defending the action or in obtaining the discharge of the lien.
20. TERMINATION
     In addition to any other rights to terminate this Agreement or an SA or CA, Lessee has the right to terminate an SA or a CA with 30 days’ prior written notice for any reason or no reason.
     Upon the termination of any SA or CA as provided in this Section 20, Lessee will not be obligated to pay any future Fees for the Premises, but will remain obligated to pay any Pass Through Fees that must be paid to the Land Owner, including during any renewal term of the Ground Lease. If Lessor elects, at any time, to use the additional space for which the Pass Through Fee is being paid or makes such additional space available for the use of any other party, Lessor must promptly notify Lessee of such use and Lessee will be released from its obligation to pay the Pass Through Fee associated with such additional space.
21. CASUALTY OR CONDEMNATION
     (a) Casualty. If there is a casualty to any Site or Tower, Lessor will deliver to Lessee a written statement setting forth a reasonably determined estimate of the time required to repair the damage (“Repair Period”) within 10 days after the damage if Lessor is responsible for repairs under the Ground Lease or provide Land Owner’s estimate of repair time upon receipt if Land Owner is responsible for repairs. If the Repair Period is 45 days or more, either Lessor or Lessee may, at its option, terminate the applicable SA by 30 days advance written notice to the other party. If the Repair Period is less than 45 days or if more than 45 days but neither party elects to terminate the SA, Lessor will repair any damage within the Repair Period, excluding, however, any damage to be repaired by Land Owner.
     (b) If Lessee is unable to use the Facilities, then at Lessee’s expense (including the cost of Permits) it may, if permitted by the Ground Lease and any applicable laws, immediately erect on the Premises or an unused portion of the Site a temporary communications facility, including any supporting structure, while Lessor makes repairs to the Site and Tower. If Lessee is not permitted or is unable to erect a temporary communications facility on the Premises or an unused portion of the Site, then Fees payable by Lessee for the applicable Premises will abate for the period during which Lessee is unable to use the Facilities.
     (c) Condemnation. If there is a condemnation or transfer by consensual deed in lieu of condemnation of an entire Site or a portion of a Site with the result that in Lessee’s sole discretion the Premises is not suitable for Lessee’s use, then the SA for the condemned Site will terminate upon transfer of title to the condemning authority. Lessee is entitled to pursue a separate award from the condemning authority, to the extent permitted by law, provided that no award to Lessee will diminish any award to Land Owner or Lessor.
     (d) Subject to the Ground Lease, if there is a partial condemnation of a Site with the result that the Tower is unaffected and there remains sufficient ground space on the Site for Lessor’s and Lessee’s operations, then the SA will not terminate, but will be amended by the parties, if applicable, to reflect any change to the description of the Premises. If necessary, at Lessee’s expense (including the cost of any required permits) it may, if permitted by the Ground Lease, immediately erect on the Premises or an unused portion of the Site a temporary communications facility, including any supporting structure, while any changes to the Tower, utilities or the Facilities made as a result of the partial condemnation. Lessor and Lessee will each be responsible for their respective costs to re-run utilities serving their respective equipment.
22. SURRENDER OF PREMISES; HOLDING OVER
     (a) Surrender of Premises. Upon expiration or termination of an SA for any cause whatsoever, Lessee will peacefully vacate the Premises and leave it in as substantially good order and condition as existed at the SA Commencement Date, except for reasonable use, wear and tear, casualty or condemnation. Lessee must remove the Facilities upon expiration or termination of the SA and repair any damage caused by Lessee arising from the removal of the Facilities.
     (b) Holding Over. If Lessee continues to hold any Premises after the expiration or termination of the applicable SA, the holding over will, unless otherwise agreed to by Lessor in writing, constitute and be construed as a month-to-month tenancy at a fee equal to 125% of the Fee last applicable to the Premises and subject to all of the other terms of this Agreement and the applicable SA.
23. DEFAULT AND REMEDIES
     (a) Events of Lessee Default. The occurrence of any one or more of the following events constitutes an “Event of Lessee Default” under the applicable SA(s)or CA(s) if: (i) Lessee fails to pay any Fee or any other amount due under any SA or CA within 30 days after Lessee’s receipt of written notice of the delinquent payment(s); (ii) Lessee fails to perform or observe any other term of the applicable or CA and the failure continues beyond the period of time specified elsewhere in this Agreement or the or CA for cure following Lessee’s receipt of written notice from Lessor or, if no period of time is specified for cure elsewhere in this Agreement or the SA or CA, if the failure continues for more than 30 days after Lessee’s receipt of written notice from Lessor; except the 30-day cure period will be extended as reasonably necessary to permit Lessee to complete cure so long as Lessee commences cure within the 30-day cure period and continuously and diligently pursues and completes the cure; (iii) any petition is filed by or against Lessee, under any section or chapter of the present or any future federal Bankruptcy Code or under any similar law or statute of the United States or any state (and with respect to any petition filed against Lessee, the petition is not dismissed within 180 days after its filing) or Lessee is adjudged bankrupt or insolvent in proceedings filed under any section or chapter of the present or any future federal

Bankruptcy Code or under any similar law or statute of the United States or any state; (iv) a receiver, custodian or trustee is appointed for Lessee or for any of the assets of Lessee and the appointment is not vacated within 90 days of the date of the appointment; or (v) Lessee becomes insolvent or makes a transfer in fraud of creditors. Notwithstanding the foregoing, Lessee will not be in default so long as the United States Bankruptcy Court has not lifted the automatic stay under the Bankruptcy Code and Lessee remains in compliance with any applicable order of the United States Bankruptcy Court having jurisdiction thereover.
     (b) Lessor Remedies. If an Event of a Lessee Default occurs, while Lessee remains in default, Lessor may, in addition to any other remedy available at law or equity, terminate the applicable SA upon 10 days prior written notice (or such longer period as may be required by applicable law), in which event Lessee will surrender the applicable Premises to Lessor.
     (c) Events of Lessor Default. The occurrence of any one or more of the following events constitutes an “Event of Lessor Default” under this Agreement and the applicable SA or CA: (i) breach of any representation or warranty set forth in this Agreement or the SA or CA; (ii) if Lessor fails to perform or observe any other term of the applicable or CA and the failure continues beyond the period of time specified elsewhere in this Agreement or the or CA for cure following Lessor’s receipt of written notice from Lessee or, if no period of time is specified for cure elsewhere in this Agreement, the SA or the CA, if the failure continues for more than 30 days after Lessor’s receipt of written notice from Lessee; except the 30-day-cure period will be extended as reasonably necessary to permit Lessor to complete cure so long as Lessor commences cure within the 30-day-cure period and continuously and diligently pursues and completes the cure; (iii) any petition is filed by or against Lessor, under any section or chapter of the present or any future federal Bankruptcy Code or under any similar law or statute of the United States or any state (and with respect to any petition filed against Lessee, the petition is not dismissed within 180 days after its filing) or Lessor is adjudged bankrupt or insolvent in proceedings filed under any section or chapter of the present or any future federal Bankruptcy Code or under any similar law or statute of the United States or any state; (iv) a receiver, custodian or trustee is appointed for Lessor or for any of the assets of Lessor and the appointment is not vacated within 90 days of the date of the appointment; or (v) Lessor becomes insolvent or makes a transfer in fraud of creditors. Notwithstanding the foregoing, Lessor will not be in default so long as the United States Bankruptcy Court has not lifted the automatic stay under the Bankruptcy Code and Lessor remains in compliance with any applicable order of the United States Bankruptcy Court having jurisdiction thereover.
     (d) Lessee Remedies. If an Event of a Lessor Default occurs, while Lessor remains in default, Lessee may, in addition to any other remedy available at law or equity, terminate the applicable SA upon 10 days prior written notice (or such longer period as may be required by applicable law), in which event Lessee will surrender the applicable Premises to Lessor.
24. INDEMNITY
     Lessee will defend, indemnify and hold Lessor, its Affiliates, successors and assigns and their respective directors, officers, employees, licensees and agents harmless from all third party claims, damages, losses, liabilities, costs, expenses, suits (including reasonable attorneys’ fees, costs and expenses of defending against any claims) (“Damages”) to the extent arising from the negligent or willful acts or omissions of Lessee or Lessee’s agents or employees in or about the Premises or Site, including any default under the Ground Lease, unless and to the extent such Damages are caused by, or are the result of, the misconduct or negligence of Lessor or any of Lessor’s agents, servants, employees, or licensees. Lessor will defend, indemnify and hold Lessee, its Affiliates, successors and assigns and their respective directors, officers, employees, licensees and agents harmless from all Damages to the extent arising from the negligent or willful acts or omissions of Lessor or Lessor’s agents, employees, licensees, invitees, contractors or other lessees occurring in or about the Premises or the Site, including any default under the Ground Lease, unless and to the extent such Damages are caused by, or are the result of, the misconduct or negligence of Lessee or any of Lessee’s agents, servants, employees, or licensees. The duties and liabilities described in this Section 24 survive termination or expiration of this Agreement.

25. INDEMNIFICATION PROCEDURE
     (a) Promptly upon becoming aware of any matter which is subject to the provisions of Section 24 or other indemnity obligations under this Agreement (a “Claim”), the party seeking indemnification (“Indemnified Party”) must give written notice of the Claim to the other party (“Indemnifying Party”), accompanied by a copy of any written documentation regarding the Claim received by the Indemnified Party.
     (b) The Indemnifying Party will retain the right, at its option, to settle or defend the Claim at its own expense and with its own counsel. The Indemnified Party will also retain the right, at its option, to participate in the settlement or defense of the Claim with its own counsel and at is own expense; but, the Indemnifying Party will have the right to control the settlement or defense. The Indemnifying Party will not enter into any settlement that imposes any liability or obligation on the Indemnified Party without the Indemnified Party’s prior written consent. The parties will cooperate in the settlement or defense and will give each other full access to all relevant information.
     (c) If the Indemnifying Party fails: (i) to notify the Indemnified Party of the Indemnifying Party’s intent to take any action within 30 days after receipt of a notice of a Claim; or (ii) to proceed in good faith with the prompt resolution of the Claim, the Indemnified Party, with prior written notice to the Indemnifying Party and without waiving any rights to indemnification, may defend or settle the Claim without the prior consent of the Indemnifying Party. The Indemnifying Party will reimburse the Indemnified Party on demand for all Damages incurred by the Indemnified Party in defending or settling the Claim.
     (d) Neither party is obligated to indemnify and defend the other with respect to a Claim (or portions of a Claim): (i) if the Indemnified Party fails to promptly notify the Indemnifying Party of the Claim and fails to provide reasonable cooperation and information to defend or settle the Claim; and (ii) if and only to the extent that, the failure materially prejudices the Indemnifying Party’s ability to satisfactorily defend or settle the Claim.
26. LIMITATION OF DAMAGES
     NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOST PROFITS FOR ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE EXCEPT WHERE SUCH DAMAGES OR PROFITS ARE CLAIMED BY OR AWARDED TO A THIRD PARTY IN A CLAIM OR ACTION FOR WHICH A PARTY HAS A SPECIFIC OBLIGATION TO INDEMNIFY ANOTHER PARTY.
27. INSURANCE
     (a) Lessee Insurance. Throughout the term of this Agreement and any SA or CA, Lessee will, at its sole expense, obtain and keep in force the following insurance:
     (i) “all risk” property insurance, including coverage for fire and extended perils, upon the Facilities in an amount equal to 90% of the full replacement cost of the Facilities;
     (ii) commercial general liability written on an occurrence basis in limits not less than $3,000,000 combined single limit for each occurrence for bodily injury, personal injury and property damage liability naming Lessor as an additional insured;
     (iii) statutory workers’ compensation and employer’s liability insurance; and
     (iv) business auto insurance insuring owned, hired and non-owned automobiles.
     If the Ground Lease requires insurance coverages with higher limits or any imposes any additional insurance requirements, Lessee must also comply with those limits and requirements.
     (b) Required Insurance of Lessor. Throughout the term of this Agreement and any SA or CA, Lessor will, at its sole expense, obtain and keep in force the following insurance:
     (i) “all risk” property insurance, including coverage for fire and extended perils upon the Site in an amount equal to the full replacement cost of the Site and Tower (excluding, however, the Facilities);

     (ii) commercial general liability written on an occurrence basis in limits not less than $3,000,000 combined single limit for each occurrence for bodily injury, personal injury and property damage liability naming Lessee as an additional insured;
     (iii) statutory worker’s compensation and employer’s liability insurance; and
     (iv) business auto insurance insuring owned, hired and non-owned automobiles.
     If the Ground Lease requires insurance coverages with higher limits or any imposes any additional insurance requirements, Lessor must also comply with those limits and requirements.
     (c) Policy Requirements. All required insurance policies will be obtained from reputable national insurers that are licensed to do business in the state where the Premises are located. Each party will deliver certificates of insurance to the other as soon as practicable after placing the required insurance, but not later than the applicable SA Commencement Date or CA Commencement Date. All policies will contain an undertaking by the insurers to notify the other party in writing not less than 30 days before any cancellation of the insurance. All insurance amounts required herein may be satisfied through any combination of excess liability and/or umbrella policies.
     (d) Liability not Limited by Insurance. The provision of insurance required in this Agreement will not be construed to limit or otherwise affect the liability of any party to the other party.
28. WAIVER OF SUBROGATION
     Lessor and Lessee release each other and their respective principals, officers, directors, employees, representatives and agents, from any claims for damage to any person or to the Premises or to the Facilities thereon caused by, or that result from, risks insured against under any insurance policies carried by the parties and in force at the time of any such damage. Lessor and Lessee will cause each insurance policy obtained by them to provide that the insurance company waives all right of recovery by way of subrogation against the other in connection with any damage covered by any policy.
29. ASSIGNMENT AND SUBLETTING
     (a) Lessee. If permitted under the applicable Ground Lease, Lessee may sublease any Premises or assign its rights under this Agreement, in whole or in part or any SA or CA, without consent of Lessor, to: (i) an Affiliate; or (ii) any entity which acquires substantially all of Lessee’s assets, in whole or in a market as determined by the FCC in which the applicable Site and or CA are located, provided the assignee or transferee agrees in writing to be bound by the terms, conditions and obligations of this Agreement and the applicable SA or CA. If permitted under the applicable Ground Lease, Lessee may also sublease a portion of the Premises under any SA or CA to any entity that is providing backhaul services to Lessee. Lessee must notify Lessor of such sublease or assignment within 30 days after the occurrence.
     (b) Otherwise, Lessee may not sublease any Premises or assign its rights under this Agreement or any SA or CA without Lessor’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.
     (c) Lessor. Lessor may sell, lease, license or transfer any Site or Ground Lease, provided the sale, lease, license or transfer is subject to the terms and conditions of this Agreement and the applicable SA or CA and the assignee or transferee agrees in writing to be bound by the terms, conditions and obligations of this Agreement and the applicable SA or CA.
30. QUIET ENJOYMENT
     Subject to the terms of the Ground Lease, Lessor covenants and agrees with Lessee that upon Lessee paying the Fees and any other amount due and payable under any SA and observing and performing all the terms, covenants and conditions on Lessee’s part to be observed and performed, Lessee may peacefully and quietly enjoy the Premises.
31. COVENANTS
     (a) Lessor. Lessor covenants, represents and warrants to Lessee, with respect to each SA or CA that: (i) Lessor: (1) owns good and marketable fee simple title to; (2) possesses a good and marketable leasehold interest in; (3) possesses a valid license in; or (4) possesses other legal rights to use the land on which the Site is located; (ii) Lessor possesses enforceable rights of access to the Site; and (iii) if applicable, Lessor owns good and marketable title to the Tower. If Lessee reasonably determines that there are any title matters which are an impediment to Lessee’s use of the Premises, Lessee agrees to exercise commercially reasonable efforts to cooperate, at Lessee’s expense, with Lessee’s efforts to obtain corrective documentation.
     (b) Mutual. Each party represents and warrants to the other party that: (i) it has full right, power and authority to execute, deliver and perform this Agreement and each SA or CA; (ii) the making of this Agreement and its performance will not violate any laws, ordinances, restrictive covenants or other agreements under which the party is bound; (iii) the party is a duly organized and existing corporation, partnership or limited liability company; (iv) the party is qualified to do business in any state in which Sites are located; (v) all persons signing this Agreement and each SA or CA on behalf of the party are authorized to do so by appropriate corporate, partnership or limited liability company action; and (vi) neither has had dealings with any real estate brokers or agents in connection with the negotiation of this Agreement or any SA or CA and Lessor and Lessee will indemnify and defend the other from and against any claim for commission, finder’s fee or other compensation made by a real estate broker or agent not disclosed in this Agreement or in an SA or CA who claims through the indemnifying party. The procedures under Section 25 will also apply to indemnification under this Section 31.
32. REPAIRS
     (a) Lessee.
     (i) At Lessee’s sole cost and expense, it will at all times during the term of each SA keep and maintain the Facilities and the Premises in a structurally safe and sound condition and in good repair; provided, however Lessor is not obligated to make any repairs that are the obligation of the Land Owner under a Ground Lease;
     (ii) If Lessee does not make required repairs within 30 days after receipt of written notice from Lessor, then Lessor may, at Lessor’s option, make the repairs on Lessee’s behalf. Within 30 days following Lessee’s receipt of Lessor’s written request, accompanied by reasonable supporting documentation, Lessee will pay Lessor’s reasonable and actual costs incurred to make the repairs. However, if Lessee commences required repairs within 30 days after receipt of written notice from Lessor requesting repairs and continuously and diligently pursues and completes the repairs, then the 30 day period will extend for up to an additional 60 days to permit Lessee to complete the repairs;
     (iii) If emergency repairs are needed to protect persons or property, Lessee will promptly correct the safety or use problem, even if a full repair cannot be made at that time. If Lessor first becomes aware of an emergency situation, Lessor will immediately contact Lessee pursuant to emergency procedure instructions posted at the Premises. If Lessor is unable to reach Lessee or Lessee is unable to promptly correct the safety or use problem, Lessor may, at its option, make the repairs. Within 30 days following Lessee’s receipt of Lessor’s written request, accompanied by reasonable supporting documentation, Lessee will pay Lessor’s reasonable and actual costs incurred to make the emergency repairs.
     (b) Lessor.
     (i) At Lessor’s sole cost and expense, it will at all times during the term of each SA keep and maintain any portion of the Site controlled by Lessor in a structurally safe and sound condition and in good repair, excluding however any portion of the Site that the Property Owner is obligated to maintain under the Ground Lease;
     (ii) If Lessor does not make required repairs within 30 days after Lessor’s receipt of written notice from Lessee, then Lessee may, at Lessee’s option, make the repairs on Lessor’s behalf. Within 30 days following Lessor’s receipt of Lessee’s written request, accompanied by reasonable supporting documentation, Lessor will pay Lessee’s reasonable and actual costs incurred to make the repairs on Lessor’s behalf. If Lessor fails to timely reimburse Lessee its reasonable and actual costs incurred to make the repairs, Lessee may offset the amount due from Lessor against Fees under one or more SAs until the full amount has been recouped by Lessee. However, if Lessor commences required repairs within 30 days after receipt of written notice from Lessee requesting repairs and continuously and diligently pursues and completes the repairs, then the 30 day period will extend for up to an additional 60 days to permit Lessor to complete the repairs;
     (iii) If Lessee is unable to use the Facilities because of repairs required on the Site or Tower which are the obligation of Lessor, then at Lessee’s expense (including the cost of any required Permits) it may, if not prohibited by the Ground Lease, immediately erect on the Premises or an unused portion of the Site a temporary communications facility, including any supporting structure, while Lessor makes repairs to the Site or Tower. If Lessee is not permitted or is unable to erect a temporary communications facility on the Premises or an unused portion of the Site, then Fees payable by Lessee for the applicable Premises will abate for the repair period during which Lessee is unable to use the Facilities for Lessee’s intended use.
33. HAZARDOUS SUBSTANCES
     (i) Lessor and Lessee agree that they will not use, bring to, transport across, generate, store or dispose of any Hazardous Material on, under, about or within any Site in violation of any law or regulation. Lessor represents, (a) that neither Lessor nor, to Lessor’s knowledge, any third party has used, brought to, transported across, generated, stored or disposed of, or permitted the use, bringing to, transporting across, generation, storage or disposal of, any Hazardous Material on, under, about or within any Site in violation of any law or regulation except as disclosed on any SLA; and (b) for any Site where Lessee is attaching to Tower owned by Lessor and that Lessor manages, Lessor will not permit any party with which Lessor has entered into a collocation agreement to use, bring to, transport across, generate, store or dispose of any Hazardous Material on, under, about or within any Site in violation of any law or regulation. Lessee will have responsibility for the identification, investigation, monitoring and remediation and/or cleanup of any environmental contamination, including but not limited to, groundwater, of a Site necessitated by Lessee‘s activity now or in the future conducted in, on or in any way related to a Site. Lessor will have responsibility for the identification, investigation, monitoring and remediation and/or cleanup of any environmental contamination, including but not limited to, groundwater, of a Site necessitated by Lessor’s activity now or in the future conducted in, on or in any way related to a Site. Notwithstanding the foregoing, each party retains whatever rights it may have under law to report to any governmental agency any environmental conditions that may cause a reporting obligation under any law or regulation.
     (ii) Lessor and Lessee each agree to defend, indemnify and hold harmless the other and the other’s partners, affiliates, agents and employees against any and all losses, liabilities, claims or costs (including reasonable attorneys’ fees and costs) arising from any breach of any representation, warranty or agreement contained in this Section 33. Nothing contained in this Section 33 will be construed or interpreted to require that Lessee remediate or assume any liabilities for any Hazardous Material on, under, about or within any Site unless Lessee or Lessee’s employees, agents or contractors placed such Hazardous Material in violation of any law or regulation.
34. SUBORDINATION
     This Agreement and applicable SA are subject and subordinate at all times to the lien of mortgages, deeds of trust and security instruments which encumber at any time the Site, Lessor’s interest or estate in the Site or the Ground Lease, if any, (“Encumbrances”), all without the necessity of having further instruments executed by Lessee to effect the subordination. Lessee agrees to execute a commercially reasonable form of subordination agreement within 10 business days after request. Lessor agrees to reasonably cooperate with Lessee, upon request to secure a written agreement of parties to Encumbrances (substantially in the form of the attached Exhibit D ) to not disturb the rights of Lessee under this Agreement and the applicable SA so long as Lessee is not in default under the applicable SA.

35. CONFIDENTIALITY
     Except with the prior consent of the disclosing party, each party must: (i) limit access to Confidential Information to its employees, agents, representatives, subcontractors and consultants who have a need-to-know; (ii) advise its employees, agents, representatives, subcontractors and consultants having access to the Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and (iii) safeguard the Confidential Information by using a reasonable degree of care to prevent disclosure of the Confidential Information to third parties, but at least that degree of care used by that party in safeguarding its own similar information or material. These confidentiality obligations do not apply to the extent that (a) the information is in the public domain through no fault of the non-disclosing party, (b) the information has been disclosed by the disclosing party to third parties without similar confidentiality obligations attached to the disclosure, or (c) the disclosure of the information is required by judicial or administrative process or by law and the party has used commercially reasonable efforts to allow the disclosing party to intervene before the disclosure. Either party may also disclose the terms of this Agreement and any applicable SA or CA to any Land Owner for any Site.
36. CONDITION OF SITES.
     LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LESSEE HAS INSPECTED EACH SITE AND ACCEPTS THE SAME “AS IS.”
37. MARKING AND LIGHTING REQUIREMENTS
     (a) Lessor will be responsible for compliance with all marking and lighting requirements of the FAA and the FCC for any Tower owned by Lessor provided that if the requirement for compliance results from the Facilities, Lessee will pay for such reasonable costs and expenses (including for any lighting automated alarm system). Should Lessee be cited because any Tower owned by Lessor is not in compliance and, should Lessor fail to cure the conditions of noncompliance, Lessee may either terminate the affected SA or proceed to cure the conditions of noncompliance at Lessor’s expense, which amounts may be deducted from the Fees.
38. WAIVER OF JURY TRIAL
     EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR AN SA OR CA.
     If for any reason the jury trial waiver is held to be unenforceable, the parties agree to binding arbitration for any dispute arising out of this Agreement or any claim arising under any federal, state or local statues, laws or regulations, under the applicable commercial rules of the American Arbitration Association and 9 U.S.C. § 1, et.seq. Any arbitration will be held in the metropolitan area with a population of 1 million or more in closest proximity to the applicable Site.
     The agreement of each party to waive its right to a jury trial will be binding on its successors and assigns.
39. Dispute Resolution
     (a) Except as provided in subsection (f) below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, must first be attempted to be settled by good faith efforts of the parties to reach mutual agreement, and second, if mutual agreement is not reached to resolve the dispute, either by the fair market value appraisal process described in subsection (b) below for any dispute other than a FMV determination, by final, binding arbitration as set out in subsection (e) below for all other disputes.
     (b) If there is a dispute between the Parties regarding the calculation of FMV, the Parties will make good faith efforts to resolve the dispute based on a review of actual prices paid by the Parties under other lease agreements, taking into consideration, but not limited to such factors such as the quantity of sites leased or committed to lease under a lease agreement, the type of attachment, the equipment configurations permitted, the size of the leased premises, the length of the term and the location of the sites. If the Parties are unable to resolve such dispute in accordance with Subsection 39(d) below, either party may invoke the appraisal process described in this provision. The party seeking an FMV appraisal will engage an independent valuation expert from the American Society of Appraisers, the National Association for Certified Valuation Analysts, or a Certified Public Account with a Business Valuation Analyst accreditation or any other independent third party appraiser as may be mutually agreed upon by the parties. If the other party believes such appraisal to be unreasonable, it has the right to engage a separate appraiser from the same set of organizations. If these independent valuations differ by more than 15%, a third appraisal will be jointly commissioned and the average of the three independent appraisals will be considered binding. If the initial two appraisals do not differ by more than 15%, the average of the two will be presumed to represent fair market value for purposes of this Agreement.
     (c) If there is a dispute between the Parties regarding the calculation of FAC, the Parties will make good faith efforts to resolve the dispute based on a review of the elements of the cost calculation as described above. If the Parties are unable to resolve such dispute in accordance with Subsection 39(d) below, then the dispute will be addressed in accordance with Subsection 39(e) below.
     (d) a) A party that wishes to initiate the dispute resolution process must send written notice to the other party with a summary of the controversy and a request to initiate these dispute resolution procedures. On receipt of the notice, the parties will first seek agreement through discussions at the parties’ director level for a minimum of 10 days and not more than 30 days. If no agreement is reached by the directors during that period, the parties will continue to seek agreement through discussions at the vice president level of the relevant operating divisions of each company for a minimum of an additional 15 days and not more than 30 days. If no agreement is reached by the vice presidents during that period, the parties will continue to seek agreement through discussions among individuals of each company at the Chief Operation Officer level or higher for a minimum of an additional 15 days and not more than 45 days. The individuals specified above may utilize other alternative dispute resolution procedures to assist in the negotiations to the extent mutually agreed to between such persons.
     (e) If any dispute other than a dispute regarding a FMV determination has not been resolved by the parties following exhaustion of the procedures set forth in subsection (d) above, either party may demand arbitration by sending written notice to the other party. The arbitration will be conducted in accordance with the arbitration rules promulgated under the CPR Institute for Dispute Resolution’s (“CPR”) Rules for Non-Administered Arbitration of Business Disputes then prevailing at a mutually agreeable neutral location. To the extent that the provisions of this Agreement and the prevailing rules of CPR conflict, the provisions of this Agreement will govern. The arbitrator(s) will be required to furnish, promptly upon conclusion of the arbitration, a written decision, setting out the reasons for the decision. The arbitration decision will be final and binding on the parties, and the decision may be enforced by either party in any court of competent jurisdiction. Each party will bear its own expenses and an equal share of the expenses of the third arbitrator and the fees, if any, of the CPR. The prevailing party will be entitled to reasonable legal fees and costs, including reasonable expert fees and court or arbitration costs. If the prevailing party rejected a written settlement offer that exceeds the prevailing party’s recovery, the offering party will be entitled to its reasonable legal fees and costs.
     (f) The foregoing notwithstanding, each party will have the right to seek temporary injunctive relief pending an arbitration decision in any court of competent jurisdiction with respect to any alleged breach by the other party of any obligation under this Agreement or any SA or CA.
40. MISCELLANEOUS
     (a) This Agreement, together with each SA or CA entered into pursuant to the terms hereof, constitutes the entire agreement and understanding between the parties and supersedes all offers, negotiations and other agreements concerning the subject matter contained herein. Any amendments to this Agreement and each SA or CA must be in writing and signed by Lessor and Lessee executed by both parties.
     (b) If any provision of this Agreement or any SA or CA is invalid or unenforceable with respect to any party, the remainder of this Agreement or SA or CA or the application of such provision to persons other than those as to whom it is held invalid or unenforceable, will not be affected and each provision of this Agreement or SA or CA will be valid and enforceable to the fullest extent permitted by law.
     (c) This Agreement and each SA or CA will be binding on and inure to the benefit of the successors and permitted assignees of the respective parties.
     (d) Notice. Any notice or demand required to be given in this Agreement or a SA or CA will be made by certified or registered mail, return receipt requested or reliable overnight courier to the address set forth below:
     If sent to Newco or its Affiliates:

Newco Entity

Attn: ;
     with a copy to:

Newco Entity

Attn	: Legal Department
     If sent to Sprint Nextel or its Affiliates:

Sprint Nextel Property Services
Mailstop: KSOPHT0101-Z2650
6391 Sprint Parkway
Overland Park, KS 66251-2650

with a copy to:	Sprint Nextel Law Department
6391 Sprint Parkway
Mailstop: KSOPHT0101-Z2020
Overland Park, KS 66251-2020
Attn: Real Estate Attorney
Notices are deemed received 1 business day following deposit with a reliable overnight courier or 5 business days following deposit in the United States mails, postage prepaid and certified or registered mail, return receipt requested, addressed as required above. Lessor or Lessee may from time to time designate any other address for this purpose by written notice to the other party in accordance with this Section 40.
     (e) Each SA or CA and this Agreement as applied to that SA or CA will be construed in accordance with the laws of the state in which the Site is located.
     (f) If permitted under the Ground Lease, either party may elect to record a Memorandum of Site Agreement substantially in the form annexed hereto as Exhibit E in the Official Records of the city or county where the Premises is located.
     (g) Nothing contained in this Agreement or any SA or CA shall be deemed or construed by the parties hereto or by any third Person to create the relationship of principal and agent, partnership, joint venture or any association between Sprint Nextel and Newco other than contracting parties.

     (h) The captions of this Agreement and each SA or CA are inserted for convenience only and are not to be construed as part of this Agreement or the applicable SA or CA or in any way as limiting the scope or intent of its provision.
     (i) The prevailing party in any litigation arising hereunder or under any SA or CA will be entitled to its reasonable attorneys’ fees, expert witness fees and court costs, including appeals, if any.
     (j) All Riders and Exhibits annexed hereto form material parts of this Agreement and each SA or CA.
     (k) This Agreement and any SA or CA may be executed in duplicate counterparts, each of which will be deemed an original.
     (l) Survival. It is understood and agreed that whether or not it is specifically so provided elsewhere herein, any provision of this Agreement which by its nature and effect could be or is required to be kept, observed or performed after the expiration or earlier termination of this Agreement, including without limitation the indemnification and limitation of liability provisions, will survive the expiration or termination and will be and remain binding upon and for the benefit of the parties until fully observed, kept or performed, except as otherwise provided.
     (m) No Waiver. No provision of this Agreement or any SA or CA will be deemed to have been waived by either party unless the waiver is in writing and signed by the party against whom enforcement is attempted. No custom or practice which may develop between the parties in the administration of the terms of this Agreement or any SA or CA is to be construed to waive or lessen any party’s right to insist upon strict performance of the terms of this Agreement or any SA or CA. The rights granted in this Agreement and under each SA or CA are cumulative of every other right or remedy that the enforcing party may otherwise have at law or in equity or by statute and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
     (n) Construction. The parties acknowledge and agree that they have been represented by counsel and that each of the parties has participated in the drafting of this Agreement and each SA or CA. Accordingly, it is the intention and agreement of the parties that the language, terms and conditions of this Agreement and each SA or CA are not to be construed in any way against or in favor of any party by reason of the responsibilities in connection with the preparation of this Agreement or each SA or CA.
     (o) Time is of the Essence. Time is of the essence with respect to this Agreement and each SA and CA.
     (p) Governing Law. This Agreement and each SA and CA will be governed in all respects by the laws of the state in which the applicable Site is located.
     (q) Submitted of Agreement or SA or CA. The submittal of this Agreement or a SA or CA for examination does not constitute an offer to grant rights in respect of a Site and this Agreement and SA or CA shall become effective only upon the full execution of the same by the parties hereto.
     (r) Affect of Agreement. The parties agree that this Agreement shall be the form of agreement going forward between the parties hereto with respect to any existing or future properties that involve the leasing or licensing of a shared RAD center, including, to the extent assumed by Lessee, all Sites involving a shared RAD center licensed under the Inter-Company Master License Agreement, dated January 31, 2006, previously entered into between certain Affiliates of Sprint Nextel, including Xohm (“Inter-Company Sites”). Within 90 days after the Closing Date, Lessee will decide which Inter-Company Sites it will assume and convert into a lease either under this Agreement for any shared RAD centers or under the Existing Tower Agreement for any non-shared RAD centers on a Tower owned by Sprint or its Affiliates, if any, and then will negotiate in good faith a process and a schedule by which to document the conversion of those premises to Premises leased by Lessee under this Agreement or the Existing Tower Agreement, as applicable. Newco will not be required to pay any termination fee for any Inter-Company Site that it elects not to lease under this Agreement, or the Existing Tower Agreement, but must reimburse Lessor when due for any recurring monthly increases in rent that the licensor for the Inter-Company Site committed to pay to a Land Owner to enable Newco to use the

Inter-Company Site, including during any renewal term of the Ground Lease, provided Lessee shall have the right to negotiate with Land Owner to remove or transfer the payment obligations of any recurring monthly increases in rent to Lessee. If the Licensor elects, at any time, to use any additional space for which Newco is making a reimbursement payment or makes such additional space available for the use of any other party, the Licensor must promptly notify Newco of such use and Newco will be released from its obligation to make any reimbursement payments associated with that additional space. Lessee will not be required to pay any termination fee, Application Fee, or any other fee or costs for any Inter-Company Site that it elects not to assume or lease under this Agreement or the Existing Tower Agreement. Lessor will be responsible for paying the costs attributable to documenting such conversion for the Sites Lessee decides to assume. Lessee is responsible for paying the costs attributable to obtaining any required consents from the Land Owner (if any). As of the Closing Date, Lessee will pay fees, and, if applicable, Pass Through Fees, Preparation Fees, and Reimbursement Fees, at the rates stated in Schedule 1of this Agreement regardless of whether the conversion documents have been fully executed.
     (s) Applicable Laws. Lessor and Lessee each agree to conduct its activities relating to a Site in accordance with all laws, ordinances, orders, rules and regulations of any applicable governmental authority or agency.
     The parties have executed this Agreement by their respective authorized representatives as of the Effective Date.

Sprint Nextel:	Newco:

By:	By:

Name:	Name:

Title:	Title:

Tax ID#

Schedule 1:
Fees
[*****]
 1

EXHIBIT A
SITE AGREEMENT
     This Site Agreement (“SA”) to the Master Site Agreement is between _____(“Lessee”) and _____(“Lessor”) and dated _____, 20___(“SA. Effective Date”).

1.	Site No./Name:

2.	Name of Lessor:

3.	Name of Lessee:

4.	Site Address:

(street address and legal description — attach)

5.	Site Latitude and Longitude:

6.	Commencement Date:

7.	Monthly Fee:

8.	Pass Through Fee:

9.	Preparation Fee:

10.	Reimbursement Fee:	Still correct?

10.	Term:

11.	Site — Lessor-Owned: [___] or Lessor-Leased: [___]
If leased, Term of Ground Lease:

12.	Special Access Requirements:

13.	13. Existing Environmental Issues:

14.	Lessor Contact for Access for Emergency:

15.	Lessee Contact for Emergency:

Lessor:	Lessee:

By:	By:

Name:	Name:

Title:	Title:

Date:

1

Attachments:	Exhibit 1:	Field Drawing of Antennas/Dishes Location(s)
	Exhibit 2:	Field Drawing of Equipment Shelter/Room/Cabinet Location(s) and right-of-way to the Premises
	Exhibit 3:	Engineering/Architectural Plans and Specifications
	Exhibit 4:	Existing Liens, Rights of Way, Easements and Mortgages
	Exhibit 5:	Current Wireless Communications Uses of Site (including frequencies and radiated power densities)
	Exhibit 6:	Ground Lease (if applicable)

2

EXHIBIT B
APPLICATION FORM
TO BE AGREED UPON BETWEEN THE PARTIES

3

EXHIBIT C
ASSIGNMENT FORM

4

Lease No.
EXHIBIT D
NON-DISTURBANCE AGREEMENT
     This Non-Disturbance Agreement (“Agreement”) is made and entered into as of _________, by and between _______________________[insert Lender name], having an office at [insert Lender address] (“Lender”), a _______________________corporation (“Lessor”) and _______________________(“Lessee”).
WITNESSETH:
     WHEREAS, Lender has made or intends to make a loan or loans (the “Loan”) to or for the benefit of Lessor secured by a [fee simple] [leasehold] interest in certain real property more fully described on the metes and bounds legal description which is attached hereto, made a part hereof and labeled Exhibit “A” and all improvements thereon and appurtenances thereto (the “Property”); and
     WHEREAS, Lender has required the Loan to be secured by a mortgage and security agreement (the “Mortgage”) on the Property; and
     WHEREAS, Lessor and Lessee have entered into that certain Site Agreement dated _________, (the “SA”) with respect to certain premises (the “Premises”) which are part of the Property all as more particularly set forth in the SA; and
     WHEREAS, Lessor has assigned or is to assign, pursuant to the Mortgage and documents related thereto, all of its right, title and interest in the SA and the fees payable thereunder to Lender as security, inter alia, for the performance of its obligations made in connection with the Loan;
     NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do mutually covenant and agree as follows:
     l. Non-Disturbance. So long as Lessee is not in default (after the expiration of all periods afforded to Lessee during which SA has the right to cure any default), in the payment of Fees or other sums or charges now or hereafter payable under the SA, or in the performance of any of the terms, covenants or conditions of the SA, Lessee will not, by reason of foreclosure of the Mortgage, acceptance of a deed in lieu of foreclosure, or the exercise of any remedy provided in the Mortgage, be disturbed in Lessee’s use, occupancy and quiet enjoyment of the Premises during the term of the SA or any extension thereof set forth in the SA and Lessee will have the right to exercise all renewal terms set forth in the SA in accordance with the terms of the SA.
     2. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement will also inure to the benefit of any subsequent mortgagee or holder of other security instrument with respect to the Property or any part to refinance the loan, and in such event, all references herein to Lender will also refer to such mortgagee or holder, and all references to the Mortgage will also refer to such mortgage or security instrument.
     3. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of _____________.
     4. Amendment. This Agreement may not be changed, amended or modified in any manner other than by an agreement in writing specifically referring to this Agreement and executed by the parties hereto.
     5. Counterparts. This Agreement may be executed in counterparts, each being deemed an original and all being deemed one and the same.

5

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Lender:
     (SEAL)

Attest: ____________________	By: _____________________________
Name: ____________________	Name: ___________________________
Title: _____________________	Title: ____________________________

Lessee:
     (SEAL)

Attest: ____________________	By: _____________________________
Name: ____________________	Name: ___________________________
Title: _____________________	Title: ____________________________

6

STATE OF	:
: SS
COUNTY OF	:
     On this, the ___day of ___, 20___, before me, the undersigned officer, personally appeared _____________who acknowledged himself to be a _____________of _____________and that his name is subscribed to the foregoing document as such officer, and that he executed the foregoing document for the uses and purposes therein expressed.
     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commission Expires:

7

STATE OF	:
: SS
COUNTY OF	:
     On this, the ___day of _____________, 20___, before me, the undersigned officer, personally appeared _____________who acknowledged himself to be a _____________of _____________and that his name is subscribed to the foregoing document as such officer, and that he executed the foregoing document on behalf of such corporation for the uses and purposes therein expressed.
     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commission Expires:

(Notary Seal)

8

Non-Disturbance Agreement — Attachment 1
[Metes and bounds legal description secured property]

9

EXHIBIT E
MEMORANDUM OF SITE AGREEMENT
     CLERK: Please return this document to:
     This Memorandum of Site Agreement is entered into on this ___day of ______, 200___, by and between ______, a ______corporation, with an office at ______, (“Lessor”) and ______, a ______with an office at ______(“Lessee”).
     1. Lessor and Lessee entered into a Site Agreement (“SA”) on the ___day of ______ 20___, for the purpose of installing, operating and maintaining a radio communications facility and other improvements. All of the foregoing are set forth in the Agreement.
     2. The term of the SA is for ___(___) years commencing on ______, 20___or ______, 20___, whichever first occurs (“Commencement Date”), and terminating on the _____ anniversary of the Commencement Date with ___(___) successive ___(___) year options to renew.
     3. The Land which is the subject of the SA is described in Exhibit A annexed hereto. The portion of the Land to which Lessee has rights (the “Premises”) is described in Exhibit B annexed hereto.
     IN WITNESS WHEREOF, the parties have executed this Memorandum of Site Agreement as of the day and year first above written.

Lessor:	Lessee:

By:	By:

Name:	Name:

Title:	Title:

Date:

10

STATE OF

COUNTY OF

     On ______, before me, ______, Notary Public, personally appeared ______, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.
     WITNESS my hand and official seal.

(SEAL)
Notary Public

My commission expires:

11

STATE OF

COUNTY OF

     On ______, before me, ______, Notary Public, personally appeared ______, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.
     WITNESS my hand and official seal.

(SEAL)
Notary Public

My commission expires:

12

Memorandum of Site Agreement — Attachment 1
DESCRIPTION OF LAND
               to the SA dated                                          , 20                     by and between       , as Lessor, and                , as Lessee.
     The Land is described or depicted as follows:

     and otherwise known as
     A.P.N. or P.I.N. or Real Property Tax I.D. #:

13

Memorandum of Site Agreement — Attachment 2
DESCRIPTION OF PREMISES
     to the SA dated                                         , 20                     by and between       , as Lessor, and                , as Lessee.
     The Land is described or depicted as follows:
Notes:
1.	This Exhibit may be replaced by a land survey of the Premises once it is received by Lessee.

2.	Setback of the Premises from the Land’s boundaries will be the distance required by the applicable governmental authorities.

3.	Width of access road will be the width required by the applicable governmental authorities, including police and fire departments.

4.	The type, number and mounting positions and locations of antennas and transmission lines are illustrative only. Actual types, numbers, mounting positions may vary from what is shown above.

14